Exhibit 99.1

Trans World Corporation Announces 10% Increase in Earnings for 1st Quarter 2009

NEW YORK--(BUSINESS WIRE)--May 12, 2009--Trans World Corporation (“TWC” or the “Company”) (OTCBB: TWOC), the owner and operator of casinos and a hotel in Europe, today announces a 10.6% increase in net income for the quarter ended March 31, 2009 versus the same quarter in 2008.

TWC generated net income of $653,000, or $0.07 per share, for the first quarter of 2009, versus $590,000, or $0.07 per share, for the same quarter last year. The per share calculation is based on fully diluted shares of 8,902,203 for the first quarter of 2009 and 8,891,130 for the same quarter in 2008. Effective cost controls overall and in relation to revenues, which more than offset higher depreciation and interest expenses, contributed to the net income improvement.

Each casino’s quarterly earnings surpassed the first quarter last year, which resulted in an improvement of the Company’s 2009 EBITDA (earnings before net interest, taxes, depreciation and amortization) margin of approximately 4.5 percentage points to 16.4% of total revenue versus EBITDA of 11.9% of total revenue in 2008. A table reconciling EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to the appropriate GAAP measure is included with the Company’s financial highlights, below.

In March of 2009, the Company’s Route 59 casino and the newly-launched Hotel Savannah, near Znojmo, Czech Republic, approximately 45 minutes north of Vienna, Austria, successfully hosted the 2009 Miss Austria pageant on their premises. The event received positive, wide-spread media attention and enhanced market visibility for TWC’s gaming and hospitality operations.

“We are very pleased with the continued improvement in efficiencies within our existing casinos and hotel, which has allowed us to weather these difficult economic conditions,” stated Rami Ramadan, Chief Executive Officer of TWC. “The cost controls that we put in place allowed us to generate significant leverage within our business model while continuing to grow our profits. With our new hotel officially open, we look forward to strong growth over the coming fiscal year on both the top and bottom line.”

Trans World Corporation will host a conference call at 4:30 pm EST on Monday, May 18th to discuss its First Quarter results. For domestic callers, please dial (877) 941-8609. For international callers, please dial (480) 629-9818. A replay will be available until June 1st. To listen to the replay, domestic callers should dial (800) 406-7325 and international callers should dial (303) 590-3030. The replay pass code is 4072754.

Additional information about TWC and its Czech subsidiary, American Chance Casinos, can be found at www.transwc.com or at www.american-chance-casinos.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or the future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

TRANS WORLD CORPORATION
FINANCIAL HIGHLIGHTS
For The Three Months Ended March 31, 2009 and 2008
(in thousands, except for share data)

Selected Information from the Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2009	2008

Total Revenues	$7,817	$9,292

Total Costs and Expenses:
Cost of revenues	4,087	5,203
Depreciation and Amortization	453	392
Selling, General and Administrative	2,445	2,985
	6,985	8,580

Income From Operations	832	712

Interest Expense, net	(179)	(122)

Net Income	$653	$590

Weighted Average Common Shares Outstanding:
Basic	8,866,068	8,844,727
Diluted	8,902,203	8,891,130

Earnings Per Common Share:
Basic	$0.07	$0.07
Diluted	$0.07	$0.07

Selected Balance Sheet Information
as of March 31, 2009 and December 31, 2008

	March 31, 2009	December 31, 2008
	(unaudited)	(audited)

Total Current Assets	$4,702	$5,155
Total Assets	$47,220	$50,657
Total Current Liabilities	$8,595	$8,635
Long-term Liabilities	$8,902	$9,708
Total Stockholders' Equity	$29,723	$32,314

EBITDA Reconciliation

	Three Months Ended March 31,		2009 vs. 2008
	2009	2008	Variance
	Unaudited	Unaudited

NET INCOME	$653	$590	$63
Add: Interest expense, net	179	122	57
Add: Depreciation and amortization expense	453	392	61
EBITDA	$1,285	$1,104	$181

EBITDA % (of total revenues)	16.4%	11.9%	4.5

CONTACT:
Trans World Corporation
Jill Yarussi, 212-983-3355
Manager of Corporate Communications
Fax: 212-983-8129
jyarussi@transwc.com